Form 12/19/06	Exhibit 10.11
RESTRICTED STOCK AGREEMENT
     This Restricted Stock Agreement (“Agreement”) is made effective as of                     , 200                    , by and between Cray Inc., a Washington corporation (“Cray” or “the Company”), and                     (“Employee”).
RECITALS
     WHEREAS, Cray has awarded a restricted stock grant to Employee pursuant to 2006 Long-Term Equity Compensation Plan (the “Plan”), and Employee desires to accept the grant subject to the terms and conditions of this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the parties hereby agree as follows:
     1. Grant of Restricted Stock. Subject to the terms and conditions of this Agreement, Cray hereby grants to Employee [•] shares of Cray common stock (the “Restricted Shares”). The Restricted Shares are subject to forfeiture to Cray as set forth in Section 3 below.
     2. Vesting. All of the Restricted Shares initially shall be unvested. Except as provided in Section 3, the Restricted Shares shall vest as follows:
     (a) 50% of the Restricted Shares shall vest on , and 50% of the Restricted Shares shall vest on [dates selected shall be two and four years after grant and tied to filing of 10-Q or 10-K with SEC to permit trading of stock in an open window period];
     (b) If, prior to the Restricted Shares vesting in full, Employee ceases to be employed by the Company as a result of death or Disability, or if the Company fails to have this Agreement assumed pursuant to Section 10 or if, following a Change of Control, in addition to death or Disability, the Employee’s employment is terminated without Cause or for Good Reason, as such terms are defined below, all of the Restricted Shares not then vested shall immediately vest; and
     (c) If paragraph (b) does not apply and, on or after 18 months* following the date of this Agreement, the Company terminates Employee’s employment for any reason, other than for Cause, or the Employee terminates his or her employment due to retirement on or after reaching age 62*, then in such event a pro-rata portion of the then unvested Restricted Shares shall vest, with the number determined by multiplying the number of Restricted Shares covered by this Agreement by a fraction, the numerator of which is the number of whole months that have passed since the date of this Agreement (purely for example, from a date certain in one month to the same date in the immediately succeeding month shall be considered one full month) to the date of termination of employment, and the denominator of

Form 12/19/06
which is 48 (rounded to the nearest whole share), and from that number so determined subtracting the number of Restricted Shares, if any, that then had previously vested under clause 2(a) above.
     [*The Chief Executive Officer, in his discretion, may in particular cases lower the requirement for 18 months of service to 12 months and lower the retirement age from age 62 to 59.5 years and may request a non-competition agreement for such changes.]
Nothing contained in this Agreement shall confer upon Employee any right to be employed by Cray or to continue to provide services to Cray or to interfere in any way with the right of Cray to terminate Employee’s services at any time for any reason, with or without Cause.
     3. Forfeiture upon Termination. If Employee ceases to be employed by Cray for any reason, then except as expressly set forth in Section 2 any unvested Restricted Shares shall be automatically forfeited and cancelled by Cray, and Employee shall have no further right, title or interest in or to any of the unvested Restricted Shares.
     4. Restriction on Transfer. Employee shall not sell, assign, pledge or in any manner transfer unvested Restricted Shares, or any right or interest in unvested Restricted Shares, whether voluntarily or by operation of law, or by gift, bequest or otherwise. Any sale or transfer, or purported sale or transfer, of unvested Restricted Shares, or any right or interest in unvested Restricted Shares, in violation of this Section 4 shall be null and void.
     5. Tax Withholding and Section 83(b) Election. Employee acknowledges that any income recognized as a result of receiving the Restricted Shares will be treated as ordinary compensation income subject to federal, state and local income, employment and other tax withholding. Employee understands that if he or she makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (a “Section 83(b) Election”) with respect to some or all of the Restricted Shares, Employee will recognize ordinary compensation income at the time such Restricted Shares are received, in an amount equal to the fair market value of the Restricted Shares on that date. If Employee does not make a Section 83(b) Election with respect to some or all of the Restricted Shares, Employee will recognize ordinary compensation income at the time any portion of such Restricted Shares vest in accordance with Section 2 of this Agreement, in an amount equal to the fair market value of those Restricted Shares on the vesting date.
Within one day after notification by Cray, and prior to or concurrently with the delivery of the certificates representing the Restricted Shares, Employee shall pay to Cray the amount necessary to satisfy any applicable federal, state and local tax withholding requirements arising in connection with Employee’s receipt of the Restricted Shares, including any amounts required to be withheld at the time any portion of the Restricted Shares vest in accordance with Section 2 of this Agreement. Employee shall pay such amounts in cash. Employee also may pay through irrevocable instructions to a stock broker to deliver the amount of sales proceeds necessary to pay the applicable withholding tax in accordance with applicable governmental regulations and reasonably satisfactory to Cray. If additional withholding becomes required beyond any amount paid before delivery of the certificates

Form 12/19/06
representing the Restricted Shares, Employee shall pay such amount to Cray upon demand. To raise funds to pay applicable withholding taxes through sales of certain of the Restricted Shares, (a) if requested by Cray, Employee will arrange to sell certain of the Restricted Shares necessary as part of a block trade or similar coordinated event with other holders of Restricted Shares, and (b) Cray will cooperate with Employee to arrange and implement a suitable Rule 10b5-1 Plan. Employee shall sign and deliver such documents as Cray reasonably requests.
If Employee fails to pay any amount demanded, Cray shall have the right to withhold such amount from other amounts payable by Cray to Employee, including salary, subject to applicable law. In addition, Cray at its option and in its discretion shall have the right to cancel vested Restricted Shares with a value equal to the required withholding amount without any further action by Employee, all as reasonably determined by Cray.
EMPLOYEE UNDERSTANDS THAT TO BE VALID, A SECTION 83(b) ELECTION MUST BE FILED WITH THE INTERNAL REVENUE SERVICE WITHIN 30 DAYS OF THE DATE THE OWNERSHIP OF THE RESTRICTED SHARES IS TRANSFERRED TO EMPLOYEE, A COPY OF THE ELECTION MUST BE PROVIDED TO CRAY, AND A COPY OF THE ELECTION MUST BE ATTACHED TO EMPLOYEE’S FEDERAL (AND POSSIBLY STATE) INCOME TAX RETURN FOR THE YEAR OF THE ELECTION. EMPLOYEE ACKNOWLEDGES THAT IF HE OR SHE CHOOSES TO FILE A SECTION 83(b) ELECTION, IT IS EMPLOYEE’S SOLE RESPONSIBILITY, AND NOT CRAY’S, TO MAKE A VALID AND TIMELY ELECTION. EMPLOYEE IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE ADVISABILITY OF, AND PROCEDURE FOR, MAKING A SECTION 83(b) ELECTION WITH RESPECT TO SOME OR ALL OF THE RESTRICTED SHARES.
     6. Stock Certificate. Upon the execution and delivery of this Agreement, the award of the Restricted Shares shall be completed and Employee shall be the owner of the Restricted Shares with all voting and other rights of a shareholder, except as limited by this Agreement. To secure the rights of Cray under Sections 2, 3 and 5, Cray will retain the certificate or certificates representing the Restricted Shares. Upon any forfeiture of the Restricted Shares covered by this Agreement, Cray shall have the right to cancel the Restricted Shares in accordance with this Agreement without any further action by Employee. After Restricted Shares have vested and all required withholding has been paid to Cray in connection with such vesting, Cray shall deliver a certificate for the vested Restricted Shares to Employee.

Form 12/19/06
     7. Changes in Capital Structure. If the outstanding common stock of Cray is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Cray by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to this Agreement so that the Employee’s proportionate interest before and after the occurrence of the event is maintained. This provision does not apply to a public or private offering of the Company’s securities in a financing, including reduction of debt.
     8. Legend. Each certificate evidencing the Restricted Shares shall bear a legend substantially as follows:
“The shares represented by this certificate are subject to a Restricted Stock Agreement dated as of ______, 200X, which restricts the transferability of the shares. A copy of the agreement is on file at the principal executive office of the Company and will be furnished to the holder of this certificate upon request and without charge.”
     9. Definitions. As used in this Agreement, the following terms have the indicated meanings:
“Cray” and the “Company” include, unless the context clearly indicates otherwise, all subsidiaries of Cray Inc.
“Cause” means a termination of employment resulting from a good faith determination by the Compensation Committee of the Board of Directors that:
a.	Employee has willfully failed or refused in a material respect to follow reasonable policies or directives established by the Board of Directors or the Chief Executive Officer or willfully failed to attend to material duties or obligations of Employee’s office (other than any such failure resulting from his or her incapacity due to physical or mental illness), which Employee has failed to correct within a reasonable period following written notice to Employee; or

b.	there has been an act by Employee involving wrongful misconduct which has a demonstrably adverse impact on or material damage to the Company or its subsidiaries, or which constitutes a misappropriation of the assets of the Company; or

c.	Employee has engaged in an unauthorized disclosure of confidential information; or

d.	Employee while employed by the Company, has performed services for another company or person which competes with the Company, without the prior written approval of the Chief Executive Officer of the Company; or

Form 12/19/06
e.	Employee has materially breached his or her obligations hereunder or under any other agreement with the Company.
“Change of Control” of the Company means and includes any or all of the following:
a.	The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition of all or substantially all of the Company’s assets.

b.	The acquisition by any Person as Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities except pursuant to a negotiated agreement with the Company and pursuant to which such securities are purchased from the Company.

c.	A majority of the Board in office at the beginning of any 36 month period is replaced during the course of such 36 month period (other than by voluntary resignation of individual directors in the ordinary course of business) and such replacement was not initiated by the Board as constituted at the beginning of such 36 month period.

Any other provisions of this section notwithstanding, the term “Change of Control” shall not include, if undertaken at the election of the Company, either a transaction the sole purpose of which is to change the state of the Company’s incorporation, or a transaction, the result of which is to sell all or substantially all of the assets of the Company to another corporation (the “surviving corporation”), provided that the surviving corporation is owned directly or indirectly by the shareholders of the Company immediately following such transaction in substantially the same proportions as their ownership of the Company’s Common Stock immediately preceding such transaction; and provided further that the surviving corporation expressly assumes this Agreement.

“Disability” means that, at the time Employee’s employment is terminated, Employee has been unable to perform the duties of Employee’s position for a period of six consecutive months as a result of Employee’s incapability due to physical or mental illness.

“Good Reason” means:
a.	a reduction in salary or benefits (other than reductions applicable to employees generally);

Form 12/19/06
b.	a materially adverse change in job responsibilities;

c.	a request to relocate, except for office relocations that would not increase Employee’s one-way commute by more than 25 miles; or

d.	the failure of the Company to obtain the assumption of the Agreement as stipulated in Section 10.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as Trustee).

     10. Company’s Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section 10, “Company” includes any successor to its business or assets as aforesaid which executes and delivers this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
     11. General Provisions.
     a. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     b. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and contains all of the agreements between such parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or written, between such parties with respect to the subject matter hereof. The foregoing notwithstanding, the provisions of this Agreement are subject to the provisions to the Plan.
     c. Severability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
     d. Amendment. Except as expressly provided herein, this Agreement may be amended only by a written agreement executed by each of the parties hereto.

Form 12/19/06
     e. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Washington as applied to contracts made and fully performed in such state. The parties agree that King County, Washington, shall be the exclusive proper place of venue for any action, dispute, or controversy arising from or in connection with this Agreement and submit to the jurisdiction of the state and federal courts located in King County, Washington. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.
     f. Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
     g. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).
     h. No Third-Party Beneficiaries. Except as otherwise expressly contemplated by this Agreement, this Agreement is entered into solely for the benefit of the parties hereto and their respective successors and permitted assigns, and shall not confer any rights upon any person or entity not a party to this Agreement.
     i. Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first mentioned above.

CRAY INC.		EMPLOYEE

By
Title: